EXHIBIT INDEX



EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

EXHIBIT B:
  Attachment to item 77H: Changes in control of Registrant.

EXHIBIT C:
  Attachment to item 77Q1: New Investment Advisory Agreement
  And new sub-investment Advisory Agreement

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EXHIBIT A:

Sub-Item 77C:  Submission of matter to a vote of security holders

(a) A special meeting was held on May 21, 1999.

(b) At the special meeting held on May 21, 1999, the following persons were elected as directors of the Fund, constituting the entire Board of Directors: Richard H. Francis,
Jack W. Fritz, Jeffrey E. Garten, James S. Pasman, Jr., William
W. Priest, Steven N. Rappaport, Arnold M. Reichman, Alexander B.
Trowbridge.

(c) At the special meeting held on May 21, 1999, shareholders of the Fund were asked to approve a new investment advisory agreement between the Fund and Credit Suisse Asset Management, LLC. Shareholders were also asked to approve a new sub-investment advisory agreement between the Fund, Credit Suisse Asset Management, LLC and BlackRock Institutional Management Corporation.

The new investment advisory agreement was approved by shareholders and the shareholder vote was as follows:

                  Total Number of Votes      Percentage of total
                                              number of shares
                                                 outstanding

Approve              8,098,863.560                 73.43%
Disapprove             566,455.050                  5.14%
Abstain                 81,789.970                  0.74%

The new sub-investment advisory agreement was approved by shareholders and the shareholder vote was as follows:

                 Total Number of Votes       Percentage of total
                                              number of shares
                                                outstanding

Approve              7,702,486.280                 69.83%
Disapprove             964,673.280                  8.75%
Abstain                 79,949.020                  0.72%

(d) Not applicable


EXHIBIT B:

Sub-Item 77H:  Changes in control of registrant
(a) On July 6, 1999, Credit Suisse Group acquired Warburg
Pincus Asset Management, Inc. ("Warburg Pincus"), the Fund's former investment adviser. Warburg Pincus was combined with Credit Suisse Group's existing U.S. asset management business, Credit Suisse Asset Management, LLC, which is an indirect wholly-owned U.S. subsidiary of Credit Suisse Group. Credit Suisse Group may be deemed to control the Fund on the basis of its control of Credit Suisse Asset Management, LLC, the Fund's current investment adviser.
(b) On July 6, 1999, Warburg, Pincus & Co., formerly the ultimate parent of Warburg Pincus, ceased to be a controlling person of the Fund as a result of the transactions described in Sub-Item 77H(a).


EXHIBIT C:

Sub-Item 77Q1:  Exhibits

INVESTMENT ADVISORY AGREEMENT


July 6, 1999


Credit Suisse Asset Management, LLC
466 Lexington Avenue
New York, New York 10017-3147

Dear Sirs:

Warburg, Pincus WorldPerks Tax Free Money Market Fund,
Inc. (the "Fund"), a corporation organized and existing under the laws of the State of Maryland, herewith confirms its agreement with Credit Suisse Asset Management, LLC (the "Adviser") as follows:

1.	Investment Description; Appointment

The Fund desires to employ the capital of the Fund by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as may be amended from time to time, and in the Fund's Prospectus(es) and Statement(s) of Additional Information as from time to time in effect (the "Prospectus" and "SAI," respectively), and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Fund. Copies of the Fund's Prospectus and SAI have been or will be submitted to the Adviser. The Fund desires to employ and hereby appoints the Adviser to act as investment adviser to the Fund. The Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.	Services as Investment Adviser

Subject to the supervision and direction of the Board of Directors of the Fund, the Adviser will (a) act in strict conformity with the Fund's Articles of Incorporation, the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940, as the same may from time to time be amended, (b) manage the Fund's assets in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and SAI, (c) make investment decisions for the Fund, (d) place purchase and sale orders for securities on behalf of the Fund, (e) exercise voting rights in respect of portfolio securities and other investments for the Fund, and (f) monitor and evaluate the services provided by the Fund's investment sub-adviser(s), if any, under the terms of the applicable investment sub-advisory agreement(s). In providing those services, the Adviser will provide investment research and supervision of the Fund's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. In addition, the Adviser will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

	Subject to the approval of the Board of Directors of the Fund and where required, the Fund's shareholders, the Adviser may engage an investment sub-adviser or sub-advisers to provide advisory services in respect of the Fund and may delegate to such investment sub-adviser(s) the responsibilities described in subparagraphs (b), (c), (d) and (e) above. In the event that an investment sub-adviser's engagement has been terminated, the Adviser shall be responsible for furnishing the Fund with the services required to be performed by such investment sub-adviser(s) under the applicable investment sub-advisory agreements or arranging for a successor investment sub-adviser(s) to provide such services on terms and conditions acceptable to the Fund and the Fund's Board of Directors and subject to the requirements of the 1940 Act.

3.	Brokerage

In executing transactions for the Fund, selecting brokers or dealers and negotiating any brokerage commission rates, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, the Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and for transactions executed through the broker or dealer in the aggregate. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as the same may from time to time be amended) provided to the Fund and/or other accounts over which the Adviser or an affiliate exercises investment discretion.

4.	Information Provided to the Fund

The Adviser will keep the Fund informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund from time to time with whatever information the Adviser believes is appropriate for this purpose.

5.	Standard of Care

The Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2, 3 and 4 above.
The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or to shareholders of the Fund to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

6.	Compensation

In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Adviser an annual fee calculated at an annual rate of 0.40% of the Fund's average daily net assets. The fee for the period from the date of this Agreement to the end of the year shall be prorated according to the proportion that such period bears to the full yearly period. Upon any termination of this Agreement before the end of a year, the fee for such part of that year shall be prorated according to the proportion that such period bears to the full yearly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus or SAI.

7.	Expenses

The Adviser will bear all expenses in connection with the performance of its services under this Agreement, including the fees payable to any investment sub-adviser engaged pursuant to paragraph 2 of this Agreement. The Fund will bear its proportionate share of certain other expenses to be incurred in its operation, including: investment advisory and administration fees; taxes, interest, brokerage fees and commissions, if any; fees of Directors of the Fund who are not officers, directors, or employees of the Adviser, any sub-adviser or any of their affiliates; fees of any pricing service employed to value shares of the Fund; Securities and Exchange Commission fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; the Fund's proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of the Fund's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Fund and of the officers or Board of Directors of the Fund; and any extraordinary expenses.

The Fund will be responsible for nonrecurring expenses which may arise, including costs of litigation to which the Fund is a party and of indemnifying officers and Directors of the Fund with respect to such litigation and other expenses as determined by the Directors.

8.	Services to Other Companies or Accounts

The Fund understands that the Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and to one or more other investment companies or series of investment companies, and the Fund has no objection to the Adviser so acting, provided that whenever the Fund and one or more other accounts or investment companies or portfolios advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each entity. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Fund understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, provided that doing so does not adversely affect the ability of the adviser to perform its services under this Agreement.

9.	Term of Agreement

This Agreement shall continue for an initial two-year period commencing on the date first written above, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (a) the Board of Directors of the Fund or (b) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in said
Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Fund or by vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).

10.	Representation by the Fund

The Fund represents that a copy of its Articles of Incorporation, dated July 31, 1998, together with all amendments thereto, is on file in the Department of Assessments and Taxation of the State of Maryland.

 11.	Miscellaneous

The Fund recognizes that directors, officers and employees of the Adviser may from time to time serve as directors, trustees, officers and employees of corporations and business trusts (including other investment companies) and that such other corporations and trusts may include the name "Warburg", "Warburg Pincus", "CS", "CSAM", "Credit Suisse" or "Credit Suisse Warburg Pincus" as part of their names, and that the Adviser or its affiliates may enter into advisory or other agreements with such other corporations and trusts. If the Adviser ceases to act as the investment adviser of the Fund's shares, the Fund agrees that, at the Adviser's request, the Fund's license to use the words "Warburg" , "Warburg Pincus" "CS", "CSAM", "Credit Suisse" or "Credit Suisse Warburg Pincus" will terminate and that the Fund will take all necessary action to change the name of the Fund to names not including the words "Warburg" "Warburg Pincus", "CS", "CSAM", "Credit Suisse" or "Credit Suisse Warburg Pincus".
Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

Very truly yours,

WARBURG, PINCUS WORLDPERKS TAX
FREE MONEY MARKET FUND, INC.

By: _______________________
Name: ________________
Title: _______________


Accepted:

CREDIT SUISSE ASSET MANAGEMENT, LLC

By: _______________________
Name: ________________
Title: _______________




SUB-ADVISORY AGREEMENT


AGREEMENT dated as of July 6, 1999 between CREDIT SUISSE
ASSET MANAGEMENT, LLC., a Delaware limited liability corporation
(herein called the "Investment Advisor") and BLACKROCK
INSTITUTIONAL MANAGEMENT CORPORATION, a Delaware corporation
(herein called the "Sub-Advisor").

WHEREAS, the Investment Advisor is the investment advisor to WARBURG, PINCUS WORLDPERKS TAX FREE MONEY MARKET FUND, INC. (herein called the "Fund"), an open-end, diversified, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Investment Advisor wishes to retain the Sub-Advisor to assist the Investment Advisor in providing investment advisory services to the Fund; and

WHEREAS, the Sub-Advisor is willing to provide such services to the Investment Advisor upon the conditions and for the compensation set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

1. Appointment. The Investment Advisor hereby appoints the Sub-Advisor its sub-advisor with respect to the Fund as provided for in the Investment Advisory Agreement between the Investment Advisor and the Fund dated as of July 6, 1999 (such Agreement or the most recent successor advisory agreement between such parties is herein called the "Advisory Agreement").

The Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2. Delivery of Documents. The Investment Advisor shall provide to the Sub-Advisor copies of the Fund's most recent prospectus and statement of additional information (including any supplement thereto) which relate to any class of shares representing interests in the Fund (each such prospectus and statement of additional information as presently in effect, and as they shall from time to time be amended and supplemented, is herein respectively called a "Prospectus" and a "Statement of Additional Information").

3. Sub-Advisory Services to the Fund. Subject to the supervision of the Investment Advisor, the Sub-Advisor will supervise the day-to-day operations of the Fund and perform the following services: (i) provide investment research and credit analysis concerning the Fund's investments, (ii) conduct a continual program of investment of the Fund's assets, (iii) place orders for all purchases and sales of the investments made for the Fund and (iv) maintain the books and records required in connection with its duties hereunder. In addition, the Sub-Advisor will keep the Investment Advisor promptly informed in writing of developments materially affecting the Fund. The Sub-Advisor will communicate to the Investment Advisor on each day that a purchase or sale of a security is effected for the Fund (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (iv) the CUSIP number of the security, if any, and (v) such other information as the Investment Advisor may reasonably require for purposes of fulfilling its obligations to the Fund under the Advisory Agreement. The Sub-Advisor will render to the Fund's Board of Directors such periodic and special reports as the Investment Advisor may reasonably request. The Sub-Advisor will provide the services rendered by it hereunder in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information.

4. Brokerage. The Sub-Advisor may place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders, the Sub-Advisor will consider the experience and skill of the firm's securities traders as well as the firm's financial responsibility and administrative efficiency. The Sub-Advisor will attempt to obtain the best price and the most favorable execution of its orders. Consistent with these obligations, the Sub-Advisor may, subject to the approval of the Board of Directors, select brokers on the basis of the research, statistical and pricing services they provide to the Fund. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Advisor determines in good faith that such transaction is reasonable in terms either of the transaction or the overall responsibility of the Sub-Advisor to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. In no instance will portfolio securities be purchased from or sold to the Fund's principal distributor, the Investment Advisor, or any affiliate thereof, except to the extent permitted by an exemptive order of the Securities and Exchange Commission or by applicable law.

5. Compliance with Laws; Confidentiality. The Sub-Advisor agrees that it will comply with all applicable rules and regulations of all federal and state regulatory agencies having jurisdiction over the Sub-Advisor in performance of its duties hereunder (herein called the "Rules"). The Sub-Advisor will treat confidentially and as proprietary information of the Fund all records and information relative to the Fund, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

6. Control by the Fund's Board of Directors. Any recommendations concerning the Fund's investment program proposed by the Sub-Advisor to the Fund and the Investment Advisor pursuant to this Agreement, as well as any other activities undertaken by the Sub-Advisor on behalf of the Fund pursuant thereto, shall at all times be subject to any applicable directives of the Board of Directors of the Fund.

7. Services Not Exclusive. The Sub-Advisor's services hereunder are not deemed to be exclusive, and the Sub-Advisor shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

8. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund's request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, the records required to be maintained by the Sub-Advisor hereunder pursuant to Rule 31a-1 and Rule 2a-7 under the 1940 Act.

9. Expenses. During the term of this Agreement, the Sub-Advisor will bear all expenses in connection with the performance of its services under this Agreement. The
Sub-Advisor shall not bear certain other expenses related to the operation of the Fund including, but not limited to: taxes, interest, brokerage fees and commissions and any extraordinary expense items.

10. Compensation. For the services which the Sub-Advisor will render to the Investment Advisor under this Agreement, the Investment Advisor will pay to the Sub-Advisor on the first day of each month, a fee for the previous month calculated daily, at an annual rate of .06% of the Fund's average daily net assets.

11. Limitation on Liability. The Sub-Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Advisor or by the Fund in connection with the matters to which this Agreement relates, except that it shall be liable to the Investment Advisor and the Fund for a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

12. Duration and Termination. This Agreement shall become effective with respect to the Fund upon approval of this Agreement by vote of a majority of the outstanding voting securities of the Fund and, unless sooner terminated as provided herein, shall continue in effect with respect to the Fund for an initial two-year period commencing on the date first written above. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not interested persons of the Fund or any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Fund (by vote of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund), or by the Investment Advisor or the Sub-Advisor on sixty (60) days' written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.)

13. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and no amendment of this Agreement affecting the Fund shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund.

14. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.


IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


CREDIT SUISSE ASSET MANAGEMENT, LLC.,

By:  _________________________
Title:



BLACKROCK INSTITUTIONAL
MANAGEMENT CORPORATION

By:  _________________________
Title: